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                                                                  Exhibit (4)(e)

               PROVIDENTMUTUAL LIFE AND ANNUITY COMPANY OF AMERICA
                         A Stock Life Insurance Company

                                      RIDER

                                  DEATH BENEFIT

OWNER:

CONTRACT NUMBER:


The following Death Benefit provision replaces THE DEATH BENEFIT provision found under the DEATH BENEFITS Section of your Contract. Capitalized terms are defined in the Contract.

PROCEEDS ON DEATH BEFORE ANNUITY DATE. If the Owner dies before the Annuity Date, the Proceeds we will pay to the Beneficiary is the Death Benefit.

If the Owner dies during the first Contract Year, the Death Benefit will equal the greater of:

         1. the premium payments, less any withdrawals including any applicable Surrender Charge; or

         2. the Contract Account Value less any Death Benefit Charge, if applicable.

If the Owner dies after the end of the first Contract Year and prior to the Annuity Date, the Death Benefit will equal the greatest of:

         1. the Guaranteed Minimum Death Benefit described below, plus subsequent premium payments, less any reduction for a subsequent withdrawal described below; or

         2. the premium payments less any withdrawals including any applicable Surrender Charge; or

         3. the Contract Account Value less any Death Benefit Charge, if applicable.

The Proceeds will be paid in a lump sum or under a Payment Option. The Proceeds must be distributed in accordance with the rules set forth in the provision entitled "Death Benefit Before the Annuity Date: Death of an Owner." No Death Benefit is payable if this Contract is surrendered before the Owner's death.

GUARANTEED MINIMUM DEATH BENEFIT. On each Contract Anniversary on or before the Owner's 85th birthday, the Guaranteed Minimum Death Benefit is recalculated and will equal the greater of:



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         (a)      the Guaranteed Minimum Death Benefit as of the previous
                  Contract Anniversary less any reduction for a subsequent withdrawal described below; or

         (b)      the Contract Account Value on the current Contract
                  Anniversary.

After the Contract Anniversary on or before the Owner's 85th birthday, the Guaranteed Minimum Death Benefit will not be recalculated under this provision.

REDUCTION FOR A WITHDRAWAL. When part of the Surrender Value is withdrawn, the withdrawal will reduce the Death Benefit in the same proportion that the Contract Account Value was reduced on the date of withdrawal. For each withdrawal, the Death Benefit reduction is calculated by multiplying the Death Benefit on the date of withdrawal by a fraction, the numerator of which is the amount of the withdrawal including any applicable Surrender Charge and the denominator of which is the Contract Account Value immediately prior to the withdrawal.

RIDER CHARGE. A separate monthly charge is made for this rider. On the Contract Date and the same day of each month thereafter, a charge is deducted from the Contract Account Value. The monthly charge is equal to the Contract Account Value multiplied by 0.25% (expressed as a decimal) divided by 12. The charge is deducted from each Subaccount Value and Guaranteed Account Options based on the proportion that each account bears to the Contract Account Value. The monthly charge for this rider will cease upon payment of Proceeds.

This Rider does not change any other provisions of the Contract except as stated above.

Attached by the Company on the issue date of the Contract.

                                                                       President



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